EXHIBIT 10.31

CONSULTING AGREEMENT

     This Consulting Agreement (the “Agreement”), made effective as of January 14, 2012 (the “Effective Date”), sets forth the terms and conditions mutually agreed between Geron Corporation (“Geron”), a Delaware corporation having its principal place of business at 230 Constitution Drive, Menlo Park, California 94025; and Jane S. Lebkowski, Ph.D., having a home address at [HOME ADDRESS] (“Lebkowski” or “you”) with respect to Services (as defined below) to be provided by you to Geron. This Agreement supersedes all other understandings, oral or written, between Geron and you with regard to services provided by you to Geron after the Effective Date.

1. Services.

     a) Scope. You will provide advice and consultation with respect to Geron’s research, preclinical and clinical activities, technical or scientific matters, programs, strategies, business and financial opportunities and plans, products and product candidates, and any other matters reasonably requested by Geron (the “Services”).

All Services you provide to Geron after the Effective Date will be deemed to be provided pursuant to this Agreement.

     b) Time and Place. You will provide Services as needed upon request by Geron or its representatives. The Services may include consultations in meetings, by telephone, e-mail, or letter, and literature research, analysis or computation as requested by Geron or its representatives. Unless otherwise terminated as provided below or extended by mutual agreement in writing, the term of this Agreement shall extend through March 31, 2012, with the option to extend the term by written notice to you through June 30, 2012, if requested by Geron (the “Term”).

     c) Nature of Services. In rendering Services to Geron, you will act as an independent contractor and not as an employee of Geron.

2. Compensation.

     a) Fees. As compensation for the Services, Geron will pay you at the rate of four hundred ($400.00) USD per hour for Services provided by you to Geron.

     b) Expenses. Geron will reimburse you for reasonable expenses incurred in providing the Services, provided that you obtain the prior written approval of Geron for any such expenses. Geron will not reimburse you for travel time or costs unless approved in writing in advance.

     c) Equity. Stock options and restricted stock awards granted to you during the period of your full-time employment at Geron will continue to vest for the duration of the period in which you are a Service Provider (as defined by Geron’s 2002 Equity Incentive Plan (as amended and restated) (the “2002 Plan)), or a Consultant (as defined by Geron’s 2011 Incentive Award Plan (the “2011 Plan”)) to Geron. Copies of the 2002 Plan and the 2011 Plan are provided to you herewith. When you cease to be a Service Provider under the 2002 Plan or a Consultant under the 2011 Plan, as applicable, (1) you will be given a summary of such stock options and restricted stock awards, and (2) any unvested stock options and unvested restricted stock awards will automatically cease to vest, and will be canceled and returned to Geron. You will have until December 31, 2013 (the “Exercise Period”) to exercise any vested outstanding stock options. If you wish to exercise vested stock options during the Exercise Period when Geron is in a blackout period, you should contact Geron’s Accounting Department to determine how the exercise of vested stock options may be handled during a black-out period. After April 12, 2012, your outstanding incentive stock options (ISOs) (vested and unvested) will convert to nonstatutory stock options (NSOs) in accordance with IRS rules. This conversion does not affect the exercisability or vesting schedule of such options.

     d) Documentation. You will submit to Geron invoices for your fees and expenses in the form of Exhibit A within fifteen (15) days after the end of the month in which the invoiced expense is incurred. You will also submit any further documentation reasonably requested by Geron. Geron will pay the fees and expenses within thirty (30) days after receipt of the invoice and any such further documentation which may be requested by Geron.

3. Ownership of Developments Arising from Services.

     a. “Developments” include, without limitation, ideas, concepts, discoveries, inventions, developments, know-how, patent rights, trade secrets, techniques, writings, data, and other rights (whether or not protectible under applicable patent, trademark, copyright, trade secret, or other intellectual property laws) that are conceived, developed, made, or reduced to practice by you in the course of performing Services under this Agreement.

     b. You hereby acknowledge and agree that Geron shall be the sole and exclusive owner of all Developments made in the course of performing Services under this Agreement.

     c. You shall promptly and fully disclose to Geron in writing any Developments made during the term of this Agreement.

     d. You hereby irrevocably assign, transfer and convey to Geron or its designee(s) all rights, title, and interests worldwide in and to all Developments and all applicable intellectual property rights related to any Development, including, without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract, and licensing rights. This includes all U.S. and foreign patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and all pending applications, inventors’ certificates, and all rights under the International Convention for the Protection of Industrial Property. Any copyrightable material produced by you under this Agreement shall be considered work made for hire.

     e. You hereby covenant that upon request of Geron, its successors, or its legal representatives, whether during or after the term of this Agreement, you will sign and have delivered all documents needed to complete conveyance or protect Geron’s rights in the Developments.

4. Confidentiality.

     a. You will treat as confidential all non-public information disclosed to you by Geron or its representatives, or generated in the course of providing Services under this Agreement (“Proprietary Information”).

     b. You will not use or disclose to any party other than Geron or its representatives any Proprietary Information without the prior written consent of Geron, except as may be necessary in the course of performing Services. However, you will not have any obligation of confidence and non-use with respect to Proprietary Information which you can document to have been:

(i)	rightfully in the public domain as of the Effective Date or which comes into the public domain through no wrongful act or omission by you; or

(ii)	developed independently by you without any use of any Proprietary Information or Geron facilities, and without the participation of any Geron personnel; or

(iii)	rightfully disclosed to you without restriction by a third party under no obligation of confidentiality to Geron; or

(iv)	independently developed by you without the use of Proprietary Information provided by the Disclosing Party.

     c. Confidentiality obligations under this Agreement shall not apply to Proprietary Information that is required by law to be disclosed; provided, however, that you provide prompt written notice of such required disclosure to Geron, make a reasonable effort to obtain a protective or other order maintaining the confidentiality of the Proprietary Information, and take reasonable steps to enable the Geron to seek a protective order or otherwise prevent disclosure of such information.

     d. Promptly, and in any event within ten (10) business days after expiration or termination of this Agreement, or receipt of a written request by Geron, you will return to Geron any Proprietary Information (including all documents and electronic media containing the same and any and all copies thereof) received from Geron.

5. Other Activities and Obligations.

     a) No Conflicts. You represent and warrant that:

(i)	Your rendering of Services and performance of this Agreement does not conflict with and will not violate any obligations you have to any other person or entity; and

(ii)	You will not use the proprietary information of any other person or entity in the course of rendering Services to Geron or disclose any such information to Geron.

     b) Non-Solicitation. During the Term of this Agreement and for one (1) year thereafter, you will not, without Geron’s prior written consent solicit any employees of Geron to work for an employer that competes with Geron.

     c) Competitive Activities. You have informed Geron that you may wish to provide consulting or business services to other individuals or entities during the Term of this Agreement. You will notify Geron in writing of any proposed consulting relationships, director positions, board memberships, employment relationship, or advisory relationships which you desire to enter during the Term, in order to seek Geron’s consent thereto. If Geron does not consent, Geron will be entitled to terminate this Agreement effective immediately upon written notice to you. If Geron does consent, you will be responsible for ensuring that the terms and conditions of any business relationship entered by you do not conflict with the terms and conditions of this Agreement, including, without limitation, terms and conditions governing Developments, conflicts, and Proprietary Information.

6. Indemnification. Geron will defend, indemnify and hold you harmless from any claim, including, without limitation, any lawsuits, liabilities, losses, costs, and expenses suffered or incurred as a result of any suit or proceeding brought against you, to the extent such claim arises from Geron’s gross negligence or willful misconduct. You will promptly notify Geron of any claim you believe is subject to this paragraph. Geron will have the right to defend against, settle or compromise such claim, and you will cooperate with Geron in any such defense, settlement or compromise. You will not enter into any settlement agreement or other voluntary resolution of any such claim without first obtaining the written consent of Geron. Geron will not settle or consent to an adverse judgment with respect to a claim that adversely affects your rights or interests, without your prior written consent, which consent shall not be unreasonably withheld. Under no circumstances shall either party be liable to the other party for loss of use or profits, or any other collateral, special, indirect or consequential damages, losses, or expenses in connection with this Agreement.

7. Miscellaneous.

     a) Documents and Property. You will be provided with such access to Geron’s facilities, e-mail and voicemail as Geron customarily provides to its consultants and deems appropriate for the performance of Services hereunder. Such access shall be at Geron’s sole discretion and may be terminated by Geron at any time. All documents, records, and other physical property furnished to you by Geron, in the possession of you as a result of your prior employment relationship with Geron, or produced by you in connection with the Services shall be and remain the sole property of Geron. You will return to Geron all such materials and property, as well as any Proprietary Information, in accordance with the terms of this Agreement, as and when requested by Geron.

     b) Termination. Either Geron or you may terminate this Agreement at any time, with or without cause, upon thirty (30) days prior written notice. In the event of termination you will be compensated for Services actually rendered but not yet paid for by Geron, upon submission and approval of an invoice. Sections 3, 4, 5(b), 6 and 7(d) of this Agreement will survive any expiration or termination of this Agreement.

     c) Injunctive Relief. You agree and acknowledge that a breach of any of the covenants contained herein will result in irreparable and continuing damage to Geron for which there will be no adequate remedy at law and that, in the event of such breach, Geron, in addition to any other remedies it may have, will be entitled to a restraining order, injunction, or other similar remedy in order to specifically enforce the provisions of this Agreement.

     d) No Assignment; Governing Law; Binding Effect; Amendments. You will not assign your rights or delegate your responsibilities under this Agreement without the prior written consent of Geron. This Agreement will be governed by California law. This Agreement may be amended only in writing by the parties hereto.

AGREED AND ACCEPTED:

Geron Corporation	Consultant

/s/ John A. Scarlett	/s/ Jane Lebkowski
John A. Scarlett, M.D.	Jane S. Lebkowski, Ph.D.
Chief Executive Officer

Date: 12/19/11	Date: Dec 29, 2011

EXHIBIT A – INVOICE